Exhibit 10.1

CONTINGENT VALUE RIGHTS AGREEMENT

CONTINGENT VALUE RIGHTS AGREEMENT (this “Agreement”) dated as of May 7, 2009, by and among EPIX Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and U.S. Bank National Association, a national banking association organized under the laws of the United States, as Rights Agent (the “Rights Agent”), in favor of each person (a “Holder”) who from time to time holds one or more contingent value rights (the “CVRs”) to receive contingent payments, in the amounts and subject to the terms and conditions set forth herein.

RECITALS

WHEREAS, the Holders are being issued CVRs pursuant to an exchange (the “Exchange”) for the Company’s 3.00% Convertible Senior Notes due June 15, 2024 (the “Notes”) as provided in the tender offer statement on the Company’s Schedule TO filed with the Commission (as defined below) on April 7, 2009; and

WHEREAS, the Company, pursuant to the Exchange, agreed (a) to the allocation of (i) a cash payment of $180.00, (ii) 339 shares of the Company’s common stock, par value $0.01 per share, and (iii) one (1) CVR for each $1,000 of aggregate principal amount of the Notes tendered by Holders in the Exchange, each such CVR payable in an amount equal to the CVR Payment Amount (as defined below) and (b) to enter into this Agreement with the Rights Agent in favor of each Holder.

AGREEMENT

NOW THEREFORE, in consideration of the mutual promises and obligations contained herein, the parties agree as follows:

ARTICLE I
DEFINITIONS

1.1.  Definitions.  As used in this Agreement, the following terms will have the following respective meanings:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether through holding beneficial ownership interests in such other Person, by contract or otherwise.

“Agreement” is defined in the Preamble.

“Board of Directors” means the board of directors of the Company.

“Board Resolution” means a copy of a resolution certified by the secretary or an assistant secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Rights Agent.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks in the State of New York or in the State in which the Rights Agent is located are generally closed for business.

“Closing Date” means the date of consummation of the Exchange.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commission” means the Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act or the Exchange Act.

“Company” is defined in the Preamble.

“CVRs” is defined in the Preamble.

“CVR Payment Amount” means an amount per CVR equal to (a) the Fair Market Value paid to any Non-Tendering Holder for each $1,000 of aggregate principal amount outstanding of the Notes tendered by such Non-Tendering Holder in connection with the CVR Payment Event, minus (b) $180.00 plus the Fair Market Value of 339 shares of common stock, minus (c) all aggregate CVR Payment Amounts per CVR previously received by such Holder. For the avoidance of doubt, in no event shall the total of all CVR Payment Amounts, when aggregated with the Fair Market Value of the consideration received in the Exchange for each $1,000 principal amount of Notes, exceed $1,000.00. The CVR Payment Amount shall be payable, at the Company’s option, (i) in cash or (ii) in the same form and type of consideration paid to such Non-Tendering Holder in connection with the CVR Payment Event. In the event the Company elects to pay the CVR Payment Amount in accordance with clause (ii) above and the consideration paid consists of a combination of cash and property other than cash, the CVR Payment Amount shall be paid by the Company in the same proportion of such consideration paid to such Non-Tendering Holder in connection with the CVR Payment Event.

“CVR Payment Date” means the date set forth in Section 2.4(f) on which the CVR Payment Amount is to be paid by the Rights Agent to the Holders.

“CVR Payment Event” means any exchange, redemption, repurchase, prepayment or similar event by the Company on account of, or with respect to, the Notes held by any Non-Tendering Holder prior to the applicable Termination Date and which results in aggregate cash or non-cash payments to such Non-Tendering Holder having a fair market value (as set forth in the definitive agreement executed by the Company and the other parties in connection with the CVR Payment Event) in excess of the sum of (a) $180, (b) the lower of (i) $170 and (ii) the Exchange Issuance Price (as defined below) and (c) the amount of any prior CVR Payment Amounts paid to a Holder for each $1,000 of aggregate principal amount outstanding of the Notes tendered by such Non-Tendering Holder, other than an exchange, redemption, repurchase or payment made solely as a result of a Designated Event (as defined in the Indenture). For purposes of this definition, notwithstanding the definition of Designated Event (as set forth in the Indenture), a Change in Control (as defined in the Indenture) that occurs on or prior to the date that is three (3) months after the Closing Date shall be deemed a CVR Payment Event hereunder.

“CVR Payment Compliance Certificate” is defined in Section 2.4(a) of this Agreement.

“CVR Payment Non-Compliance Certificate” is defined in Section 2.4(b) of this Agreement.

“CVR Register” is defined in Section 2.3(b) of this Agreement.

“DTC” means The Depository Trust Company.

“Exchange” is defined in the Recitals.

“Exchange Act” means the Securities Exchange Act of 1934, and any successor to such statute, and the rules and regulations of the Commission issued under such Act, as they each may, from time to time, be amended and in effect.

“Fair Market Value” means (a) with respect to cash, the amount of cash payments, (b) with respect to shares of common stock of the Company, (i) if the common stock of the Company is traded on the NASDAQ Global Market or NASDAQ Capital Market as of the date of determination, each share of common stock will be valued at a price equal to the greater of book value or the closing bid price of such share on the NASDAQ Global Market or NASDAQ Capital Market, as applicable, as of the Closing Date (such price, the “Exchange Issuance Price”) and (ii) if the common stock is not traded on the NASDAQ Global Market or NASDAQ Capital Market as of the date of determination, the fair market value of such property as set forth in the definitive agreement executed by the Company and the other parties in connection with the CVR Payment Event, and (c) with respect to property other than cash or common stock, the fair market value of such property as set forth in the definitive agreement executed by the Company and the other parties in connection with the CVR Payment Event; provided, that, such determination is reasonable and has been determined in good faith. For purposes of clause (b)(i) above, in the event (1) Rule 4350(i) of the NASDAQ Rules or any interpretation thereof is amended to provide a different threshold for purposes of determining whether shares of stock are issued at a discount, (2) Rule 4350(i) of the NASDAQ Rules or any interpretation thereof is eliminated for purposes of determining whether shares of stock are issued at a discount or (3) NASDAQ applies Rule 4350(i) of the NASDAQ Rules to the Exchange in a manner that would allow a lower threshold for determining whether the shares of Common Stock issued in the Exchange (including those issued under the CVR) are issued at a discount, then the Fair Market Value shall be the greater of (x) the amount determined in accordance with clause (b)(ii) above and (y) the amount determined in accordance with such revised threshold pursuant to (1), (2) and (3) above.

“Financing” means any sale by the Company of equity or equity-linked securities or other securities convertible into equity.

“Governmental Authority” means any federal, state, municipal, local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Holder” is defined in the Preamble.

“Indenture” means the Indenture, dated as of June 7, 2004, by and between the Company and U.S. Bank National Association, as Trustee, as amended by the First Supplemental Indenture, dated as of January 5, 2007, as may be further amended from time to time.

“Notes” is defined in the Recitals.

“Non-Tendering Noteholder” means any holder of Notes who does not tender Notes in the Exchange.

“Officer’s Certificate” means a certificate signed by the chief executive officer, president, chief financial officer, any vice president, the controller, the treasurer or the secretary, in each case of the Company, in his or her capacity as such an officer, and delivered to the Rights Agent.

“Permitted Transfer” means: a transfer of CVRs (a) on death by will or intestacy; (b) pursuant to a court order; (c) made by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (d) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner, to the extent allowable by DTC; (e) to any Affiliate of the Holder or to any holder of equity interests in, or any general or limited partner or member of, such Holder; or (f) as provided in Section 2.5.

“Person” means any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

“Qualified Financing” means one or more Financings consummated by the Company after the Closing Date which has resulted in aggregate gross cash proceeds of at least $10,000,000 to the Company after the Closing Date.

“Rights Agent” is defined in the Preamble.

“Securities Act” means the Securities Act of 1933, and any successor to such statute, and the rules and regulations of the Commission issued under such Act, as they each may, from time to time, be amended and in effect.

“Termination Date” means the earlier to occur of (a) a Qualified Financing and (b) nine (9) months after the Closing Date.

ARTICLE II
CONTINGENT VALUE RIGHTS

2.1.  CVRs.  Each CVR represents the right to receive contingent payments equal to the CVR Payment Amount. Each Holder shall be entitled to one (1) CVR for each $1,000 of aggregate principal amount of the Notes tendered by such Holder in the Exchange.

2.2.  Nontransferable.  The CVRs shall not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer or in connection with pledges in connection with bona fide margin accounts or other loan or financing agreement secured by the CVRs.

2.3.  No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The CVRs shall not be evidenced by a certificate or other instrument.

(b) The Rights Agent shall keep a register (the “CVR Register”) for the purpose of registering CVRs and transfers of CVRs as herein provided. The CVR Register will initially show one position for Cede & Co. representing all the CVRs held by DTC on behalf of the street holders of Notes tendered by such holders in the Exchange. The Rights Agent will have no responsibility whatsoever directly to the street holders with respect to transfers of CVRs unless and until such CVRs are transferred into the name of such street holders in accordance with Section 2.2, upon which the Rights Agent’s sole responsibility to such holders shall be to maintain the CVR Register and comply with the payment procedures as expressly provided in Section 2.4 herein. In the event the Company elects to pay all or a portion of a CVR Payment Amount in cash, with respect to any payments to be made under Section 2.4 below, the Rights Agent will disburse the payment (i) in the case of CVRs held by DTC as the registered holder on behalf of the street holders of Notes tendered by such holders in the Exchange, by sending one lump payment to DTC or (ii) in the case of CVRs held in the name of a beneficial owner, by sending the payment to such beneficial owner, provided that such beneficial owner has been added to the CVR Register pursuant to Section 2.3(c) and has provided the Rights Agent its address and, if applicable, wire instructions. In the event the Company elects to pay all or a portion of a CVR Payment Amount in property other than cash, with respect to any payments to be made under Section 2.4 below, the Company will, or will cause Computershare Trust Company, as the transfer agent for the common stock of the Company to, as applicable, disburse the payment (A) in the case of CVRs held by DTC as the registered holder on behalf of the street holders of Notes tendered by such holders in the Exchange, by sending one global security registered in the name of or held by DTC or its nominee or (B) in the case of CVRs held in the name of a beneficial owner or in the case of payment in a form other than a DTC eligible security, by sending the payment and/or security, as applicable, to such beneficial owner.

The Rights Agent will have no responsibilities whatsoever with regards to distribution of payments by DTC to such street holders. The Rights Agent shall have no liability for the actions or inactions of Computershare Trust Company hereunder.

(c) Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer in the form attached hereto as Exhibit A, duly executed by the Holder thereof, his attorney duly authorized in writing, personal representative or survivor and, in the case of a transfer to a person that is not a DTC participant, by the DTC participant from which the CVRs are being transferred. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form, register the transfer of the CVRs in the CVR Register. All duly transferred CVRs registered in the CVR Register shall be the valid obligations of the Company, evidencing the same right, and shall entitle the transferee to the same benefits and rights under this Agreement, as those held by the transferor. No transfer of a CVR shall be valid until registered in the CVR Register, and any transfer not duly registered in the CVR Register will be void ab initio. Any transfer or assignment of the CVRs shall be without charge (other than the cost of any transfer tax) to the Holder. In the case of a transfer to a Person that is not a DTC participant, the Rights Agent shall direct DTC to update the position of the DTC participant from which such Permitted Transfer was made.

(d) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent shall promptly record the change of address in the CVR Register.

2.4.  Payment Procedures.

(a) If a CVR Payment Event shall occur, then within ten (10) Business Days following the occurrence of such CVR Payment Event the Company shall deliver to the Rights Agent (i) a certificate (the “CVR Payment Compliance Certificate”) certifying the date of the satisfaction of the CVR Payment Event and that the Holders are entitled to receive the applicable CVR Payment Amount as calculated and set forth in such certificate and (ii) the aggregate amount of the CVR Payment Amount payable to the Holders.

(b) If a CVR Payment Event has not occurred prior to the Termination Date, then, no later than five (5) Business Days after the Termination Date, the Company shall deliver to the Rights Agent a certificate (the “CVR Payment Non-Compliance Certificate”) certifying that no CVR Payment Event has occurred, and as a result the Holders are not entitled to receive any CVR Payment Amount.

(c) The Rights Agent shall, within three (3) Business Days of receipt from the Company of a CVR Payment Compliance Certificate or CVR Payment Non-Compliance Certificate, as applicable, send each Holder at its address listed in the CVR Register a copy of each certificate delivered by the Company pursuant to this Section 2.4.

(d) Upon written notice by any Holder or Holders of at least 20% in the aggregate of the outstanding CVRs received by the Rights Agent within ten (10) Business Days after distribution by the Rights Agent of a CVR Payment Compliance Certificate or a CVR Payment Non-Compliance Certificate (the “Objection Period”), the Rights Agent shall forward such notice to the Company, which notice must certify that such Holder or Holders hold at least 20% in the aggregate of the outstanding CVRs, and further shall, (i) specify that such Holder or Holders object to the determination of the Company (A) that a CVR Payment Event did not occur or (B) of the aggregate amount of the CVR Payment Amount payable to the Holders, as applicable and (ii) state in reasonable detail the basis upon which such Holder or Holders have determined that (i) a CVR Payment Event has occurred on or prior to the Termination Date or (ii) the Company’s determination of the aggregate amount of the CVR Payment Amount is incorrect (a “Notice of Objection”). Any dispute arising from a Notice of Objection related to a CVR Payment Non-Compliance Certificate shall be resolved by the Company and Holder(s) in accordance with Section 6.6 and any dispute arising from a Notice of Objection related to a CVR Payment Compliance Certificate shall be resolved by the Company and Holder(s) in accordance with the procedures set forth in Section 6.7, which decision shall be binding on the parties hereto and the Holders. The Company and Holder(s) shall provide the Rights Agent with joint written direction specifying the resolution of any dispute pursuant to this Section 2.4(d), and the Rights Agent shall act in accordance with such direction.

(e) If a Notice of Objection with respect to a CVR Payment Non-Compliance Certificate has not been received by the Rights Agent within the Objection Period, then the Holders shall have no right to receive the CVR Payment Amount, and the Company and the Rights Agent shall have no further obligations with respect to the CVR Payment Amount.

(f) If the Company delivers a CVR Payment Compliance Certificate to the Rights Agent or if a CVR Payment Amount is determined to be payable pursuant to Section 2.4(d) above, the Company shall establish a CVR Payment Date that is within twenty (20) calendar days of the date of the CVR Payment Compliance Certificate or the date of final determination pursuant to Section 2.4(d) above, as applicable, and shall notify the Rights Agent of such date in writing. In the event the Company elects to pay all or a portion of a CVR Payment Amount in cash, at least three (3) Business Days prior to such CVR Payment Date, the Company shall cause the applicable cash portion of such CVR Payment Amount to be delivered to the Rights Agent, who will in turn, on the CVR Payment Date, or if such date is not a Business Day, the following Business Day, distribute the applicable cash portion of such CVR Payment Amount to the Holders in accordance with Section 2.3(b) (the amount to which each Holder is entitled to receive will be calculated by the Company and based on the applicable cash portion of such CVR Payment Amount multiplied by the number of CVRs held by such Holder as reflected on the CVR Register) by check mailed to the address of each Holder as reflected in the CVR Register as of the close of business on the last Business Day prior to such CVR Payment Date. In the event the Company elects to pay all or a portion of a CVR Payment Amount in property other than cash, on the CVR Payment Date, or if such date is not a Business Day, the following Business Day, the Company shall distribute or cause to be distributed by Computershare Trust Company, as the transfer agent for the common stock of the Company to, as applicable, the applicable non-cash portion of such CVR Payment Amount to the Holders in accordance with Section 2.3(b) (the amount to which each Holder is entitled to receive will be calculated by the Company and based on the applicable non-cash portion of such CVR Payment Amount multiplied by the number of CVRs held by such Holder as reflected on the CVR Register) by property other than cash mailed to the address of each Holder as reflected in the CVR Register as of the close of business on the last Business Day prior to such CVR Payment Date. Any funds held by the Rights Agent hereunder shall remain uninvested.

(g) Tax Withholding.

(i) The Rights Agent shall be entitled to deduct and withhold, or cause to be deducted or withheld, from each CVR Payment Amount otherwise payable pursuant to this Agreement, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to or deposited with the relevant Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made.

(ii) Each Holder shall deliver to the Rights Agent and the Company two properly completed and duly executed copies of either U.S. Internal Revenue Service Form W-9, W-8BEN, W-8ECI or W-8IMY or any subsequent versions thereof or successors thereto, in each case claiming complete exemption from U.S. Federal withholding and U.S. Federal backup withholding tax, as applicable, with respect to payments of the CVR Payment Amount. In addition, in the case of a Holder claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code, such Holder hereby represents that such Holder is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Company and is not a controlled foreign corporation related to the Company (within the meaning of Section 864(d)(4) of the Code), and such Holder agrees that it shall promptly notify the Rights Agent and the Company in the event any such representation is no longer accurate. Such forms shall be delivered by each Holder on or before the date of this Agreement, or upon becoming a Holder pursuant to Section 2.3(c). In the event that any previously supplied tax forms become invalid or obsolete, such Holder shall notify the Rights Agent and the Company of the invalidity or obsolescence of such forms, and to the extent permitted by then applicable law, such Holder shall deliver updated or new tax forms. In addition, each Holder shall deliver such forms within 20 days after receipt of a written request therefor from the Rights Agent or the Company.

(iii) Should the Rights Agent become liable for the payment of taxes, including withholding taxes relating to any funds, including interest and penalties thereon, held by it pursuant to this Agreement or any payment made hereunder, the Company agrees to reimburse the Rights Agent for such taxes, interest and penalties upon demand.

(h) Any portion of any CVR Payment Amount that remains undistributed to the Holders for six (6) months after any CVR Payment Date shall be delivered by the Rights Agent to the Company and any Holder shall thereafter look only to the Company for payment of such CVR Payment Amount, but shall have no greater rights against the Company than may be accorded to general unsecured creditors of the Company under applicable law, and the Rights Agent shall have no further duties or obligations hereunder.

(i) Neither the Company nor the Rights Agent shall be liable to any person in respect of any CVR Payment Amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any CVR Payment Amount has not been paid prior to two (2) years after the applicable CVR Payment Date (or immediately prior to such earlier date on which the CVR Payment Amount would otherwise escheat to or become the property of any Governmental Authority), any such CVR Payment Amount shall, to the extent permitted by applicable law, become the property of the Company, free and clear of all claims or interest of any person previously entitled thereto.

2.5.  Ability to Abandon the CVR.  The Holder of a CVR may at any time at its option abandon all of its remaining rights in such CVR by transferring the CVR to the Company without consideration therefor. Nothing in this Section 2.5 is intended to prohibit the Company from offering to acquire CVRs for consideration in its sole discretion; provided that any such offer shall be made to all the Holders of CVRs under substantially similar terms.

ARTICLE III
THE RIGHTS AGENT

3.1.  Certain Duties And Responsibilities.  The Rights Agent and its directors, officers and employees shall not have any liability to Holders and their permitted successors and assigns hereunder for any actions taken or not taken in connection with this Agreement. The Rights Agent and its directors, officers and employees shall not have any liability to the Company for any actions taken or not taken in connection with this Agreement, except to the extent of its willful misconduct, bad faith or gross negligence. No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers. In no event shall the Rights Agent or its directors, officers and employees be liable to a Holder, the Company or any third party for special, indirect or consequential damages, or lost profits, arising in connection with this Agreement.

3.2.  Certain Rights of Rights Agent.  The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent. In addition:

(a) the Rights Agent may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b) whenever the Rights Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may, in the absence of bad faith, gross negligence or willful misconduct on its part, rely upon an Officer’s Certificate;

(c) the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(d) the permissive rights of the Rights Agent to do things enumerated in this Agreement shall not be construed as a duty;

(e) the Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(f) the Company agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, claim, demands, suits or expense arising out of or in connection with the Rights Agent’s duties under this Agreement, including the costs and expenses (including reasonable attorney’s fees) of defending the Rights Agent against any claims, charges, demands, suits or loss, unless such loss shall have been determined by a court of competent jurisdiction to be a result of the Rights Agent’s gross negligence, bad faith or willful or intentional misconduct; and

(g) the Company agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by the Rights Agent and the Company, and (ii) to reimburse the Rights Agent for all taxes and governmental charges, reasonable expenses and other charges of any kind and nature incurred by the Rights Agent in the execution of this Agreement (other than taxes measured by the Rights Agent’s net income). The Rights Agent shall also be entitled to reimbursement from the Company for all reasonable and necessary out-of-pocket expenses (including reasonable attorneys’ fees) paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder.

3.3.  Resignation And Removal; Appointment of Successor.

(a) The Rights Agent may resign at any time by giving written notice thereof to the Company specifying a date when such resignation shall take effect, which notice shall be sent at least sixty (60) days prior to the date so specified. The Company shall have the right to remove the Rights Agent at any time by a Board Resolution specifying a date when such removal shall take effect. Notice of such removal shall be given by the Company to the Rights Agent, which notice shall be sent at least sixty (60) days prior to the date so specified.

(b) If the Rights Agent shall resign, be removed or become incapable of acting, the Company, by a Board Resolution, shall promptly appoint a qualified successor Rights Agent. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with this Section 3.3(b), become the successor Rights Agent.

(c) The Company shall give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail, postage prepaid, to the Holders as their names and addresses appear in the CVR Register. Each notice shall include the name and address of the successor Rights Agent. If the Company fails to send such notice within ten (10) days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent shall cause the notice to be mailed at the expense of the Company.

3.4.  Acceptance of Appointment By Successor.  Every successor Rights Agent appointed hereunder shall execute, acknowledge and deliver to the Company and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Rights Agent; but, on request of the Company or the successor Rights Agent, such retiring Rights Agent shall execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.

ARTICLE IV
COVENANTS

4.1.  List of Holders.  The Company shall furnish or cause to be furnished to the Rights Agent in such form as the Company receives from its transfer agent (or other agent performing similar services for the Company), the names and addresses of the Holders within ten (10) Business Days of the date hereof.

4.2.  Payment of CVR Payment Amount.  The Company shall duly and promptly deposit with the Rights Agent for payment to each Holder the applicable CVR Payment Amount, if any, in the manner provided for in Section 2.4 and in accordance with the terms of this Agreement.

4.3.  Ability to Make Prompt Payment.  The Company shall not enter into any agreement that would restrict the Company’s right to be able to promptly make payments to the Holders under this Agreement or otherwise restrict the Company’s ability to fund such payments.

ARTICLE V
AMENDMENTS

5.1.  Amendments Without Consent of Holders.

(a) Without the consent of any Holders or the Rights Agent, the Company, when authorized by a Board Resolution, at any time and from time to time, may enter into one or more amendments hereto, to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company herein as provided in Section 6.4; provided that no such amendment shall affect the rights, immunities, duties or indemnities of the Rights Agent without its prior written consent.

(b) Without the consent of any Holders, the Company, when authorized by a Board Resolution, and the Rights Agent, in the Rights Agent’s sole and absolute discretion, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i) to evidence the succession of another Person as a successor Rights Agent and the assumption by any successor of the covenants and obligations of the Rights Agent herein;

(ii) to add to the covenants of the Company such further covenants, restrictions, conditions or provisions as the Board of Directors and the Rights Agent shall consider to be for the protection of the Holders; provided that, in each case, such provisions shall not adversely affect the interests of the Holders;

(iii) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions shall not adversely affect the interests of the Holders;

(iv) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act or the Exchange Act; provided that such provisions shall not adversely affect the interests of the Holders; or

(v) any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is adverse to the interests of the Holders.

(c) Promptly after the execution by the Company and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, the Company shall mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they shall appear on the CVR Register, setting forth in general terms the substance of such amendment.

5.2.  Amendments With Consent of Holders.

(a) Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the consent of the Holders of not less than a majority of the outstanding CVRs, whether evidenced in writing or taken at a meeting of the Holders, the Company, when authorized by a Board Resolution, and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interest of the Holders.

(b) Promptly after the execution by the Company and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, the Company shall mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they shall appear on the CVR Register, setting forth in general terms the substance of such amendment.

(c) No consideration shall be offered or paid by or on behalf of the Company to any Holder to amend or consent to a waiver or modification of any provision of any of this Agreement or the CVRs unless the same consideration also is offered to all other Holders.

5.3.  Execution of Amendments.  In executing any amendment permitted by this Article V, the Rights Agent shall be entitled to receive, and shall be fully protected in relying upon, an opinion of counsel selected by the Company stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

5.4.  Effect of Amendments.  Upon the execution of any amendment under this Article V, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

ARTICLE VI
OTHER PROVISIONS OF GENERAL APPLICATION

6.1.  Notices To Rights Agent and the Company.  Any request, demand, authorization, direction, notice, consent, waiver or other document provided or permitted by this Agreement shall be sufficient for every purpose hereunder if in writing and sent by facsimile transmission, delivered personally, or by certified or registered mail (return receipt requested and first-class postage prepaid) or sent by a nationally recognized overnight courier (with proof of service), addressed as follows:

(a) if to the Rights Agent, addressed to it at U.S. Bank, National Association, One Federal Street, 10th Floor, Boston, MA 02110, Attention: Karen Beard, or at any other address previously furnished in writing to the Holders and the Company by the Rights Agent; or

(b) if to the Company, addressed to it at EPIX Pharmaceuticals, Inc., 4 Maguire Road, Lexington, MA 02421, Attention: Chief Financial Officer, or at any other address previously furnished in writing to the Rights Agent and the Holders by the Company, with a copy to Goodwin Procter LLP, Exchange Place, 53 State Street, Boston, MA 02109, Attention: Edward A. King, Esq.

6.2.  Notice To Holders.  Where this Agreement provides for notice to Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at his, her or its address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice with a copy, which shall not constitute notice, to Schulte Roth & Zabel LLP, 919 Third Avenue, New York, NY 10022, Attention: Eleazer N. Klein, Esq. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

6.3.  Effect of Headings.  The headings contained in this Agreement are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.

6.4.  Successors and Assigns.  This Agreement will be binding upon and inure to the benefit of the successors and assigns of the respective parties hereto.

6.5.  Benefits of Agreement.  Nothing in this Agreement, express or implied, shall give to any Person (other than the parties hereto, the Holders and their permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the parties hereto, the Holders and their permitted successors and assigns.

6.6.  Governing Law.  This Agreement, the rights of the parties and all claims, actions, causes of action, suits, litigation, controversies, hearings, charges, complaints or proceedings arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the domestic substantive laws of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

6.7.  Dispute of the CVR Payment Amount.  If any Holder and the Company are unable to agree upon the determination or calculation of the CVR Payment Amount within three (3) Business Days of receipt of the applicable Notice of Objection, within two (2) Business Days thereafter the Company will submit via facsimile the disputed determination of the CVR Payment Amount to an independent, reputable investment bank selected by the Company and approved by such Holder. The Company shall cause the investment bank to perform the determinations or calculations and notify the Company and the Holder of the results no later than ten (10) Business Days from the time it receives the disputed determinations or calculations. The cost of the investment bank shall be paid by the party whose estimate of the disputed CVR Payment Amount differs most greatly from the determination of the investment bank. Such investment bank’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

6.8.  Legal Holidays.  In the event that the CVR Payment Date shall not be a Business Day, then, notwithstanding any provision of this Agreement to the contrary, any payment required to be made in respect of the CVRs on such date need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the CVR Payment Date.

6.9.  Severability Clause.  If any provision of this Agreement is found by any court of competent jurisdiction to be invalid or unenforceable, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

6.10.  Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument.

6.11.  Termination.  This Agreement shall be terminated and of no force or effect, the parties hereto shall have no liability hereunder, and no payments shall be required to be made on the Termination Date. The provisions of Section 3.2 and 3.3 hereof shall survive the termination of this Agreement or the resignation or removal of the Rights Agent.

6.12.  Entire Agreement.  This Agreement, together with any documents, instruments and certificates explicitly referred to herein, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto. No provision of this Agreement may be amended except by a written agreement executed by the parties and in compliance with the terms of Article V.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Contingent Value Rights Agreement to be executed by their duly authorized representative as of the date first above written.
THE COMPANY:

EPIX PHARMACEUTICALS, INC.
By:	/s/ Kim C. Drapkin
	Name:	Kim C. Drapkin
	Title:	CFO

THE RIGHTS AGENT:

U.S. BANK NATIONAL ASSOCIATION, as Rights Agent
By:	/s/ Karen R. Beard
	Name:	Karen R. Beard
	Title:	Vice President

[SIGNATURE PAGES TO CONTINGENT VALUE RIGHTS AGREEMENT]

Exhibit A

Permitted Transfer Form

Reference is made to the Contingent Value Rights Agreement dated as of May 7, 2009 by and between EPIX Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and U.S. Bank National Association, a national banking association organized under the laws of the United States, as Rights Agent (the “CVR Agreement”). Capitalized terms not all capitalized terms used but not otherwise defined herein will have the meanings ascribed thereto in the CVR Agreement.

The undersigned hereby represents, in his, her or its capacity listed below, that [          #          ] CVRs (the “Transferred CVRs”) shall be transferred from the undersigned’s account held by [NAME OF DTC PARTICIPANT] to [NAME OF TRANSFEREE] in reliance on the following Permitted Transfer (check one):

☐	1. Transfer upon death of the beneficial holder, by will or intestacy (evidence of which is attached to this form)
☐	2. Transfer pursuant to a court order (a copy of which is attached to this form)
☐
3. Transfer made by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity (evidence of which is attached to this form)

☐	4. Transfer of CVRs held in book-entry or other similar nominee form that are being transferred from a nominee to a beneficial owner, to the extent allowable by DTC
☐	5. Transfer of CVRs to the Company without consideration therefore.
☐	6. Transfer to an Affiliate of the Holder or to a holder of equity interests in, or a general or limited partner or member of, such Holder.

The undersigned hereby provides the following information to the Rights Agent regarding the transferee:

Name:

Address:

Telephone:

Fax:

E-Mail:

Wire Instructions (if any payment pursuant to a CVR is made in cash and via wire transfer):

The information contained in this Permitted Transfer Form is true and correct in all respects.

Name:

Capacity (if applicable):

1 of 2

CONSENT OF DTC PARTICIPANT

The DTC participant that currently holds the Transferred CVRs must sign the following acknowledgement:

[NAME OF DTC PARTICIPANT] hereby acknowledges and agrees that, in connection with the transfer of the Transferred CVRs to the beneficial owner of the Transferred CVRs, DTC will reduce the number of CVRs held in book-entry or other similar nominee form by [NAME OF DTC PARTICIPANT] by the number of Transferred CVRs.

[NAME OF DTC PARTICIPANT]

By:

Its:

2 of 2